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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
PETCO Animal Supplies, Inc.:

We consent to the use of our report dated March 10, 2003, with respect to the consolidated balance sheets of PETCO Animal Supplies, Inc. and subsidiaries as of February 2, 2002 and February 1, 2003, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended February 1, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the Company's method of accounting for goodwill in 2002.

                          /s/ KPMG LLP

San Diego, California
February 5, 2004

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  Exhibit 23.1
Independent Auditors' Consent